Free Writing Prospectus dated March 27, 2014 (to Prospectus dated September 28, 2012 and Preliminary Prospectus Supplement dated March 27, 2014)	Filed pursuant to Rule 433 Registration Statement No. 333-184147

The Royal Bank of Scotland Group plc

TERMS AND CONDITIONS

USD 700,000,000 1.875%Senior Notes due March 31, 2017
USD 300,000,000 Floating Rate Senior Notes due March 31, 2017

USD 700,000,000 1.875%Senior Notes due March 31, 2017
Issuer	The Royal Bank of Scotland Group plc
Securities	1.875% Senior Notes due March 31, 2017 (the “Fixed Rate Notes”)
Ranking	Senior
Principal Amount	USD 700,000,000
Price to the Public	99.838%
Specified Currency	USD
Trade Date	March 27, 2014
Settlement Date	April 1, 2014 (T+3), in accordance with DTC’s procedures
Maturity	March 31, 2017
Coupon	1.875 % per annum
Call Option	Not applicable
Interest Payment Dates	Semi-annually on the 31st day of each March and 30th day of each September, commencing on September 30, 2014, up to and including March 31, 2017.
Interest Payment Record Dates	On the 17th day of each March and the 16th day of each September commencing on September 16, 2014
Format	SEC-Registered
Benchmark	T 0.750% due March 15, 2017
Benchmark Yield	0.881%
Re-Offer Yield	1.931%
Re-Offer Spread to UST	T + 105bps
Day Count	30/360
Day Count Convention	Following, unadjusted
Business Days	New York and London
Underwriting Discount	0.200%
All-in price	99.638%
Proceeds, before expenses, to the Issuer	$697,466,000
Agreement with Respect to the Exercise of U.K. Bail-in Power
By its purchase of the Notes, each holder (including each beneficial holder) of the Notes acknowledges, agrees to be bound by and consents to the exercise of any U.K. bail-in power (as defined below) by the relevant U.K. resolution authority that may result in (i) the cancellation of all, or a portion, of the principal amount of, or interest on, the Notes and/or (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Notes into shares or other securities or other obligations of the Issuer or another person, which U.K. bail-in power may be exercised by means of variation of the terms of the Notes solely to give effect to the above. Each holder of the Notes (including each beneficial holder) further acknowledges and agrees that the rights of the holders under the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority expressed to implement such a cancellation or conversion.

For these purposes, a “U.K. bail-in power” is any write-down and/or conversion power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the U.K. in effect and applicable in the U.K. to the Issuer or other members of the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms and/or within the context of a U.K. resolution regime by way of amendment to the Banking Act 2009 as the same may be amended from time to time (whether pursuant to the U.K. Financial Services (Banking Reform) Act 2013 or otherwise), pursuant to which obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (and a reference to the “relevant U.K. resolution authority” is to any authority with the ability to exercise a U.K. bail-in power).

“Group” means the Issuer together with its subsidiaries consolidated in accordance with International Financial Reporting Standards.

Repayment of Principal and Payment of Interest After Exercise of U.K. Bail-in Power
No repayment of the principal amount of the Notes or payment of interest on the Notes shall become due and payable after the exercise of any U.K. bail-in power by the relevant U.K. resolution authority unless, at the time that such repayment or payment, respectively, is scheduled to become due, such repayment or payment would be permitted to be made by the Issuer under the laws and regulations of the United Kingdom and the European Union applicable to the Issuer or other members of the Group.

Sole Bookrunner and Joint Lead Manager	RBS Securities Inc.
Joint Lead Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC
Co-Managers	BMO Capital Markets Corp. BNY Mellon Capital Markets, LLC Capital One Securities, Inc. CIBC World Markets Corp. National Bank of Canada Financial Inc. TD Securities (USA) LLC
Denominations	$100,000 and integral multiples of USD $1,000 in excess thereof
Listing	An application will be made to list the Notes on the New York Stock Exchange
Expected Security Ratings*	BBB+ / A / Baa2 (S&P / Fitch / Moody’s)
Clearing and Settlement	DTC
CUSIP	780099CG0
ISIN	US780099CG09
Governing Law	New York

USD 300,000,000 Floating Rate Notes due March 31, 2017
Issuer	The Royal Bank of Scotland Group plc
Securities	USD 300,000,000 Floating Rate Notes due March 31, 2017 (the “Floating Rate Notes”)
Ranking	Senior
Principal Amount	USD 300,000,000
Price to the Public	100%
Specified Currency	USD
Trade Date	March 27, 2014
Settlement Date	April 1, 2014 (T+3), in accordance with DTC’s procedures
Maturity	March 31, 2017
Coupon
Three-month LIBOR as determined on March 28, 2014 plus 0.940% for the first interest period and three-month LIBOR as determined on the applicable Interest Determination Date plus 0.940% for any subsequent Floating Rate Interest Period.

Call Option	Not applicable
Interest Payment Dates	Quarterly on the 30th day of each March, June, September and December, commencing on June 30, 2014, up to and including March 31, 2017.
Interest Reset Dates	Quarterly on the 30th day of each March, June, September and December, commencing on June 30, 2014, up to and including March 31, 2017
Interest Periods
The first interest period for the Floating Rate Notes will be the period from and including April 1, 2014 to, but excluding, the immediately succeeding Interest Reset Date.  Thereafter, the interest periods for the Floating Rate Notes will be the periods from and including an Interest Reset Date to but excluding the immediately succeeding Interest Reset Date (together with the first interest period, each a “Floating Rate Interest Period”).  However, the final Floating Rate Interest Period will be the period from and including the Interest Reset Date immediately preceding the maturity date to the maturity date.

Interest Determination Dates	Save in respect of the first interest period, interest for the Floating Rate Notes will be determined two London business days prior to each Interest Reset Date.
First Interest Determination Date	March 28, 2014
Interest Payment Record Dates	On the 16th day of each March, June, September and December, commencing on June 16, 2014
Calculation agent	The Royal Bank of Scotland plc
Format	SEC-Registered
Day Count	Actual/360
Day Count Convention	Modified; Following, adjusted
Business Days	New York and London
Underwriting Discount	0.200%
All-in price	99.800%
Proceeds, before expenses, to the Issuer	$299,400,000
Agreement with Respect to the Exercise of U.K. Bail-in Power
By its purchase of the Notes, each holder (including each beneficial holder) of the Notes acknowledges, agrees to be bound by and consents to the exercise of any U.K. bail-in power (as defined below) by the relevant U.K. resolution authority that may result in (i) the cancellation of all, or a portion, of the principal amount of, or interest on, the Notes and/or (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Notes into shares or other securities or other obligations of the Issuer or another person, which U.K. bail-in power may be exercised by means of variation of the terms of the Notes solely to give effect to the above. Each holder of the Notes (including each beneficial holder) further acknowledges and agrees that the rights of the holders under the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority expressed to implement such a cancellation or conversion.

For these purposes, a “U.K. bail-in power” is any write-down and/or conversion power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the U.K. in effect and applicable in the U.K. to the Issuer or other members of the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms and/or within the context of a U.K. resolution regime by way of amendment to the Banking Act 2009 as the same may be amended from time to time (whether pursuant to the U.K. Financial Services (Banking Reform) Act 2013 or otherwise), pursuant to which obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (and a reference to the “relevant U.K. resolution authority” is to any authority with the ability to exercise a U.K. bail-in power).

“Group” means the Issuer together with its subsidiaries consolidated in accordance with International Financial Reporting Standards.

Repayment of Principal and Payment of Interest After Exercise of U.K. Bail-in Power
No repayment of the principal amount of the Notes or payment of interest on the Notes shall become due and payable after the exercise of any U.K. bail-in power by the relevant U.K. resolution authority unless, at the time that such repayment or payment, respectively, is scheduled to become due, such repayment or payment would be permitted to be made by the Issuer under the laws and regulations of the United Kingdom and the European Union applicable to the Issuer or other members of the Group.

Sole Bookrunner and Joint Lead Manager	RBS Securities Inc.
Joint Lead Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC
Co-Managers	BMO Capital Markets Corp. BNY Mellon Capital Markets, LLC Capital One Securities, Inc. CIBC World Markets Corp. National Bank of Canada Financial Inc. TD Securities (USA) LLC
Denominations	$100,000 and integral multiples of USD $1,000 in excess thereof
Listing	An application will be made to list the Notes on the New York Stock Exchange
Expected Security Ratings*	BBB+ / A / Baa2 (S&P / Fitch / Moody’s)
Clearing and Settlement	DTC
CUSIP	780099CF2
ISIN	US780099CF26
Governing Law	New York

* The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by S&P, Fitch or Moody’s.

The Issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS Securities Inc. will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071.